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                                                                     Exhibit (g)

                                 SERVICE MODULE

                                       FOR

                               CUSTODIAL SERVICES

                                     between

                                 BGI RECIPIENTS

                                       and

                                  STATE STREET

                                                 BGI | State Street CONFIDENTIAL

            This Service Module for Custodial Services (the "Service Module"), dated as of the 15th day of May, 2008 (the "Service Module Effective Date"), is made and entered into by and between the BGI Recipients listed in Schedule 2-A (the "BGI Recipients") and State Street Bank and Trust Company ("State Street"). Each BGI Recipient (acting for itself) and State Street are collectively referred to as the "Parties" and individually as a "Party."

       WHEREAS, each BGI Recipient is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), on behalf of the individual portfolios listed on Schedule 2-A hereto ("Portfolio"), as such Schedule may be amended from time to time, desires to place and maintain all of the Portfolios' portfolio securities and other assets including cash in the custody of State Street;

       WHEREAS, State Street has indicated its willingness to so act, subject to the terms and conditions of this Service Module;

       NOW, THEREFORE, for and in consideration of the agreements set forth below and intending to be legally bound, the Parties hereby agree as follows:

1.     BACKGROUND.

1.1 Purpose. This Service Module is made and entered into with reference to the following:

       (a) The BGI Recipients and State Street entered into a Master Services Agreement dated as of March 3, 2008 (the "Master Services Agreement") via a Participation Agreement dated May 15, 2008, which will form the basis for the Parties understanding with respect to the terms and conditions applicable to this Service Module;

       (b) Except as otherwise specified herein, this Service Module will incorporate the terms of the Master Services Agreement.

       (c) The Parties wish to enter into this Service Module under and pursuant to the Master Services Agreement to cover the certain custodial services described in more detail in this Service Module, and the schedules hereto (the "Custodial Services").

1.2 Objectives. Each BGI Recipient and State Street agree that the purposes and objectives of the Master Services Agreement apply to this Service Module, subject to the limitations set forth therein.

2.     OVERVIEW AND STRUCTURE.

2.1 Overview. Subject to the terms and conditions of the Master Services Agreement and this Service Module, as of the Service Module Effective Date, State Street will provide the Custodial Services described in this Service Module, and the schedules hereto to each BGI Recipient. This Service Module will include the following Schedules:

            Schedule 2-A       List of BGI Recipients
            Schedule 2-B       Service Levels
            Schedule 2-C       KPIs
            Schedule 2-D       Fee Schedule
            Schedule 2-E       Eligible Foreign Jurisdictions

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3.     DEFINITIONS.

3.1 Generally. Defined terms used in this Service Module and the Schedules hereto and the Appendices thereto, have the meanings set forth in the Master Services Agreement, unless otherwise defined in this Service Module.

3.2 Defined Terms. Whenever used herein, the terms listed below will have the following, meaning:

       (a) "Authorized Person" will mean any of the persons duly authorized to give Proper Instructions or otherwise act on behalf of any single BGI Recipient and its Portfolios set forth in a certificate as required by Section 7 hereof.

       (b) "Board" will mean a BGI Recipient's Board of Trustees, as applicable.

       (c) "Depository" will include (i) The Depository Trust Company ("DTC"), and (ii) and any other clearing agency or securities depository registered with the Securities and Exchange Commission ("SEC") under
            Section 17A of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and the respective successor(s) and nominee(s) of the foregoing. The term "Depository" will further mean and include any other person authorized to act as a depository under the 1940 Act, its successor(s) and its nominee(s), specifically identified in a certified copy of a resolution of the Board.

       (d)  "DTC" will have the meaning given in Section 3.2(c) above.

       (e) "Eligible Foreign Custodian" will have the meaning set forth in section (a)(1) of Rule 17f-5 under the 1940 Act, including a bank holding company meeting the requirements of an Eligible Foreign Custodian (as set forth in Rule 17f-5 or by other appropriate action of the SEC, or a foreign branch of a bank (as defined in Section 2(a)(5) of the 1940 Act) meeting the requirements of a custodian under Section 17(f) of the 1940 Act; the term does not include any Eligible Securities Depository act, acting in such capacity.

       (f) "Eligible Securities Depository" will have the meaning set forth in section (b)(1) of Rule 17f-7.

       (g) "Foreign Assets" will mean any of the Portfolios' investments (including foreign currencies) for which the primary market is outside the United States and such cash and cash equivalents as are reasonably necessary to effect the Portfolios' transactions in such investments.

       (h) "Foreign Custody Manager" will have the meaning set forth in Rule 17f-5(a)(3).

       (i) "Foreign Depository" will include: (i) Euroclear; (ii) Clearstream Banking societe anonyme; (iii) each Eligible Securities Depository as defined in Rule 17f-7 under the 1940 Act, identified to a BGI Recipient from time to time; and (iv) the respective successors and nominees of the foregoing.

       (j) "Foreign Portfolio Security" will mean any Portfolio Security that is a Foreign Asset.

       (k) "Foreign Securities System" will mean an Eligible Securities Depository.

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       (l)  "Officer's Certificate" will mean, unless otherwise indicated, any request, direction, instruction, or certification in writing signed by an Authorized Person of a BGI Recipient.

       (m) "Portfolio Security" will mean any Security owned by a Portfolio of a BGI Recipient

       (n) "Security" will have the same meaning as when such term is used in the 1933 Act including, without limitation, any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to a foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to, or option contract to purchase or sell any of the foregoing, and futures, forward contracts and options thereon.

4.     TERM.

       The term of this Service Module will commence on the Service Module Effective Date and will continue until May 15, 2014, unless terminated earlier or extended in accordance with the terms of this Service Module or the Master Services Agreement. This Agreement shall terminate upon the termination of: (a) the Master Services Agreement; or (b) the iGroup Module.

5.     TERMS OF APPOINTMENT.

5.1 State Street Appointed as Custodian. Each BGI Recipient hereby appoints State Street as a custodian of such BGI Recipient's portfolio securities and cash delivered to State Street as hereinafter described, and State Street agrees to act as such upon the terms and conditions hereinafter set forth. For the services rendered pursuant to this Service Module, the BGI Recipient agrees to pay to State Street fees as may be agreed to from time to time in writing between the Parties. As custodian, State Street shall have general responsibility for the safekeeping of all securities, cash and other property of each Portfolio that are received by State Street. Except as otherwise provided herein, State Street will receive and hold pursuant to the terms hereof, in a separate account or accounts and physically segregated (solely with respect to physical assets and only to the extent reasonably practicable) at all times from those of other persons, any and all property which may be received by it for the account of any Portfolio. All such property will be held or disposed of by State Street only upon receipt of Proper Instructions (which may be standing instructions).

5.2 Use of Depositories. State Street may deposit and/or maintain securities owned by a Portfolio in a Depository in compliance with the conditions of Rule 17f-4 under the 1940 Act.

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6.     SERVICE LEVELS.

       Schedule 2-B and C set forth the Service Levels and Key Performance Indicators applicable to the Services under this Service Module. State Street will perform the Services under this Service Module in accordance with such Service Levels and Key Performance Indicators and Section 3 of the Master Services Agreement.

7.     SEGREGATION AND REGISTRATION.

7.1 State Street will upon receipt of Proper Instructions on behalf of each applicable Portfolio establish and maintain a segregated account or accounts for and on behalf of each such Portfolio, into which account or accounts may be transferred cash and/or securities, including securities maintained in an account by State Street: (a) in accordance with the provisions of any agreement among the applicable BGI Recipient on behalf of a Portfolio, State Street and a broker-dealer registered under the Exchange Act and a member of FINRA (or any futures commission merchant registered under the Commodity Exchange Act), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange (or the CFTC or any registered contract market), or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Portfolio; (b) for purposes of segregating U.S. cash, U.S. Government securities, or other U.S. securities in connection with swaps or other transactions by a Portfolio related to an ISDA Master Agreement; (c) for purposes of segregating U.S. cash or U.S. Government securities in connection with options purchased, sold or written by the Portfolio or commodity futures contracts or options thereon purchased or sold by the Portfolio; (d) for the purposes of compliance by the Portfolio with the procedures required by 1940 Act Release No. 10666, or any subsequent release of the SEC, or interpretative opinion of the staff of the SEC, relating to the maintenance of segregated accounts by registered investment companies; and (e) for any other purpose upon receipt of Proper Instructions from the applicable BGI Recipient on behalf of the applicable Portfolio.

7.2 Domestic securities held by State Street (other than bearer securities) will be registered in the name of the Portfolio or in the name of any nominee of the applicable BGI Recipient on behalf of the applicable Portfolio or of any nominee of State Street which nominee will be assigned exclusively to a Portfolio, unless such BGI Recipient has authorized in writing the appointment of a nominee to be used in common with other registered investment companies having the same investment advisor as the Portfolio, or in the name or nominee name of any agent or in the name or nominee name of any sub-State Street that is properly appointed. All securities accepted by State Street on behalf of the Portfolio under the terms of this Service Module will be in "street name" or other good delivery form.

8.     REDEMPTIONS.

       In the case of payment of assets of a Portfolio held by State Street in connection with redemptions and repurchases by the Portfolio of outstanding shares, State Street will rely on notification by a BGI Recipient's transfer agent of receipt of a request for redemption before such payment is made. Payment will be made in accordance with the declaration of BGI Recipient and by-laws of such BGI Recipient, from assets available for said purpose.

9.     MAINTENANCE OF RECORDS.

9.1 State Street will create and maintain all records relating to its Services and obligations under this Service Module in such manner as will meet the obligations of each Portfolio under the State

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       Street Laws and State Street Known Laws, which will be deemed to include
       1940 Act, with particular attention to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder. All such records will be the property of the applicable BGI Recipient and will at all times during the regular business hours of State Street be open for inspection by duly authorized officers, employees or agents of such Portfolios and employees and agents of the SEC. State Street will, at a BGI Recipient's request, supply such BGI Recipient with a tabulation of securities owned by each Portfolio and held by State Street and will, when requested to do so by such BGI Recipient, include certificate numbers in such tabulations.

9.2 State Street will furnish each BGI Recipient with such daily information regarding the cash and securities positions and activity of its Portfolios as State Street and such BGI Recipient will from time to time agree.

9.3 State Street will provide each BGI Recipient, on behalf of its Portfolios, at such times as such BGI Recipient may reasonably require, with reports by independent public accountants on the accounting system, internal accounting control and procedures for safeguarding securities, futures contracts and options on futures contracts, including securities deposited and/or maintained in a U.S. Securities System or a Foreign Securities System, relating to the services provided by State Street under this Service Module; such reports, will be of sufficient scope and in sufficient detail, as may reasonably be required by such BGI Recipient to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports will so state.

9.4 State Street will assist generally in the preparation of reports to shareholders and others, audits of accounts, and other ministerial matters of like nature.

10.    REPORTS.

       State Street will provide each BGI Recipient with a 38a-1 certificate on a quarterly basis, and a 38a-1 auditor's report on at least an annual basis.

11. AGENTS AND SUB-CUSTODIANS WITH RESPECT TO PROPERTY OF THE PORTFOLIOS HELD IN THE UNITED STATES.

11.1 State Street may employ agents in the performance of its duties hereunder, including sub-custodians, provided that any such sub-custodian meets at least the minimum qualifications required by Section 17(f)(1) of the 1940 Act to act as a custodian of a Portfolio's assets with respect to property of the Portfolio held in the United States. State Street will notify each affected BGI Recipient in writing of the identity and the qualifications of such sub-custodians. State Street will be responsible for the acts and omissions of its agents hereunder as if performed by State Street hereunder. The employment of such agents will be in accordance with Section 4.4 of the Master Services Agreement. Without limiting the foregoing, certain duties of State Street hereunder may be performed by one or more Affiliates of State Street.

11.2 Upon receipt of Proper Instructions, State Street may employ sub-custodians selected by a BGI Recipient, provided that: (a) any such sub-custodian meets at least the minimum qualifications required by
       Section 17(f)(1) of the 1940 Act to act as a custodian of a Portfolio's assets with respect to property of the Portfolio held in the United States. State Street will notify each affected BGI Recipient in writing of any change in the identity and the qualifications of such sub-custodians. State Street will not be responsible for the acts or omissions of sub-custodians selected by or at the direction of a BGI Recipient. In addition, State Street will not be permitted

Custodial Services Service Module       5        BGI | State Street CONFIDENTIAL

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       to use as sub-custodians entities that are affiliates of either BGI or the BGI Recipients. BGI shall provide State Street with a current list of the identities of affiliates of BGI or the BGI Recipients on a quarterly basis or more frequently if such list of affiliates is revised during a quarter.

11.3 The BGI Recipients acknowledge that State Street may use domestic Depositories and their related nominees to hold, receive, exchange, release, lend, deliver and otherwise deal with Securities and to receive and remit, on behalf of a BGI Recipient, all income and other payments thereon and to take all steps necessary and proper in connection with the collection thereof.

12.    FOREIGN CUSTODY MANAGER DELEGATION AND PROVISIONS RELATING TO RULE 17F-7.

12.1 Delegation to State Street as Foreign Custody Manager. Each BGI Recipient, by resolution adopted by its Board, has delegated to State Street, subject to Section (b) of Rule 17f-5, the responsibilities set forth in this Service Module with respect to Foreign Assets of the Portfolios held outside the United States, and State Street hereby accepts such delegation as Foreign Custody Manager with respect to the Portfolios. State Street agrees that it shall perform its duties as Foreign Custody Manager at least in accordance with the standard of care required by Rule 17f-5(b)(3) and the Standard of Care in the Master Services Agreement.

12.2 Maintaining Assets with Eligible Foreign Custodians. State Street shall, in accordance with the requirements of Rule 17f-5, place and maintain the Foreign Assets in the care of the Eligible Foreign Custodian selected by State Street in each country which is listed on Schedule 2-E herein. State Street shall be responsible for the acts and omissions of such Eligible Foreign Custodian as if performed by State Street hereunder, taking into account established market practices and local laws prevailing in the jurisdiction in which the acts and omissions of the Eligible Foreign Custodians occur. In performing its delegated responsibilities as Foreign Custody Manager, State Street may place or maintain Foreign Assets with an Eligible Foreign Custodian, provided that State Street determines that the Foreign Assets will be subject to the requirements specified in Rule 17f-5(c)(1), including that the Foreign Assets will be subject to reasonable care, prudence and diligence based on the standards applicable to custodians in the country in which the Foreign Assets will be held by that Eligible Foreign Custodian, after considering all factors relevant to the safekeeping of such assets. State Street will undertake its duties as Foreign Custody Manager in accordance with the Standard of Care in the Master Services Agreement and in accordance with applicable State Street Laws and State Street Known Laws.

12.3 Contracts with Eligible Foreign State Custodians. State Street will determine that any contracts governing foreign custody arrangements with each Eligible Foreign Custodian(s) selected by State Street as Foreign Custody Manager will satisfy the requirements of Rule 17f-5(c)(2).

12.4   Countries Covered.

       (a) State Street will be responsible for performing the delegated responsibilities only with respect to the countries and custody arrangements for each such country listed on Schedule 2-E to this Service Module, which list of countries may be amended from time to time by mutual agreement. State Street will provide to the BGI Recipients a list of the Eligible Foreign Custodians selected by State Street as Foreign Custody Manager to maintain the assets of the Portfolios, from time to time.

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       (b)  Execution of this Service Module by a BGI Recipient will be deemed to be a Proper Instruction from such BGI Recipient to open or maintain an account, or to place or maintain Foreign Assets, in each country listed on Schedule 2-E in which the Foreign Custody Manager has previously placed or currently maintains Foreign Assets for such BGI Recipient pursuant to the terms of this Service Module.

       (c) Following the receipt of Proper Instructions directing the Foreign Custody Manager to close the account of a Portfolio with the Eligible Foreign Custodian selected by the Foreign Custody Manager in a designated country, the delegation by the Board on behalf of the Portfolios to the Foreign Custody Manager as Foreign Custody Manager for that country will be deemed to have been withdrawn and the Foreign Custody Manager will immediately cease to be the Foreign Custody Manager of the Portfolios with respect to that country.

12.5 Monitoring Foreign Custodians. In each case in which the Foreign Custody Manager maintains Foreign Assets with an Eligible Foreign Custodian selected by the Foreign Custody Manager, the Foreign Custody Manager will establish a system to monitor: (a) the appropriateness of maintaining the Foreign Assets with such Eligible Foreign Custodian; and (b) the contract governing the custody arrangements established by the Foreign Custody Manager with the Eligible Foreign Custodian and the Eligible Foreign Custodian's performance thereunder. If the Foreign Custody Manager determines that the custody arrangements with an Eligible Foreign Custodian it has selected are no longer appropriate, the Foreign Custody Manager will notify the Board.

12.6 Reporting Requirements. State Street will report the withdrawal of Foreign Assets from an Eligible Foreign Custodian and any placement of a Portfolio's assets with an Eligible Foreign Custodian by providing to the Board a proposed amendment to Schedule 2-E at the end of the calendar quarter in which an amendment to such Schedule has occurred. State Street will make written reports notifying the Board of any other material change in the foreign custody arrangements of the BGI Recipient upon the occurrence of the material change.

12.7 Eligible Securities Depositories. State Street may place and maintain the Foreign Assets in the care of foreign securities depositories it determines to be Eligible Securities Depositories, provided that State Street acts in accordance with the requirements specified in Rule 17f-7.

12.8 Monitoring Securities Depositories. State Street will: (a) provide the BGI Recipient (or its duly-authorized investment manager or investment advisor) with an analysis of the custody risks associated with maintaining Foreign Assets with any Eligible Securities Depository in accordance with Rule 17f-7(a)(1)(i)(A); and (b) monitor such risks on a continuing basis, and promptly notify the BGI Recipient (or its duly-authorized investment manager or investment advisor) of any material change in such risks.

13. FURTHER WITH RESPECT TO PROPERTY OF THE PORTFOLIOS HELD OUTSIDE OF THE UNITED STATES.

13.1 Holding Securities. State Street will identify on its books as belonging to the applicable Portfolios the foreign securities held by each Eligible Foreign Custodian or foreign securities system. State Street may hold Foreign Securities for all of its customers, including the Portfolios, with any Eligible Foreign Custodian in an account that is identified as belonging to State Street for the benefit of its customers, provided however, that: (a) the records of State Street with respect to Foreign Securities of Portfolios which are maintained in such account will identify

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       those securities as belonging to such Portfolios; and (b), to the extent permitted and feasible in the market in which the account is maintained, State Street will require that securities so held by the Eligible Foreign Custodian be held separately from any assets of such Eligible Foreign Custodian or of other customers of such Eligible Foreign Custodian.

13.2 Foreign Securities Systems. Foreign securities will be maintained in a Foreign Securities System in a designated country through arrangements implemented by State Street or an Eligible Foreign Custodian, as applicable, in such country.

13.3 Shareholder Rights. With respect to the foreign securities held pursuant to this Section 13, State Street will use Commercially Reasonable Efforts to facilitate the exercise of voting and other shareholder rights, subject always to the laws, regulations and practical constraints that may exist in the country where such securities are issued. The BGI Recipients acknowledge that local conditions, including lack of regulation and mature market structures, onerous and arbitrary procedural obligations, lack of notice and other factors may have the effect of severely limiting the ability of the BGI Recipients to exercise shareholder rights.

13.4   Transactions in Foreign Custody Accounts. Subject to the provisions of
       Section 12 above, transactions with respect to the assets of a BGI Recipient held by an Eligible Foreign Custodian shall be effected in accordance with the applicable agreement between State Street as Foreign Custody Manager and such Eligible Foreign Custodian. If at any time any Foreign Portfolio Securities of a BGI Recipient shall be registered in the name of a nominee of the Eligible Foreign Custodian or a nominee affiliated with State Street, such BGI Recipient agrees to hold any such nominees harmless from any liability by reason of the registration of such securities in the name of such nominee to the same extent that State Street is required to indemnify such nominee.

13.5 Other. Notwithstanding any provision of this Service Module to the contrary, settlement and payment for Foreign Portfolio Securities received for the account of a BGI Recipient and delivery of Foreign Portfolio Securities maintained for the account of a BGI Recipient may be effected in accordance with the customary established securities trading or securities processing practices and procedures in the jurisdiction or market in which the transaction occurs, including, without limitation, delivering securities to the purchaser thereof or to a dealer therefor (or an agent for such purchaser or dealer) against a receipt with the expectation of receiving later payment for such securities from such purchaser or dealer. Cash held at an Eligible Foreign Custodian will generally be held in a deposit account at such Eligible Foreign Custodian.

14.    REPRESENTATIONS AND WARRANTIES.

       State Street warrants that it has and will maintain at least the minimum qualifications required by Section 17(f)(1) of the 1940 Act to act as custodian of the Portfolio Securities of each BGI Recipient's Portfolios.

15.    FEES, EXPENSES AND ADVANCES.

15.1 Fees and Expenses of State Street. The BGI Recipient, on behalf of a Portfolio, will pay State Street the fees set forth in Schedule 2-D hereto for the Services provided by State Street under this Service Module.

15.2 Advances by State Street. State Street may, in its sole discretion, advance funds on behalf of a Portfolio to make any payment permitted by this Service Module upon receipt of any Proper Instruction required by this Service Module for such payments. Should such a payment(s) with

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       advanced funds, result in an overdraft (due to insufficiencies of a
       Portfolio's account with State Street, or for any other reason) any such overdraft or related indebtedness will be deemed a loan made by State Street to the Portfolio payable on demand and bearing interest from the date incurred at the prevailing Federal Funds rate plus one-eighth (1/8) of one percent. Each BGI Recipient agrees that State Street shall have a continuing lien and security interest to the extent of any overdraft or indebtedness, in and to any property at any time held by it for a Portfolio's benefit or in which the Portfolio has an interest and which is then in State Street's possession or control (or in the possession or control of any third party acting on State Street's behalf). Each BGI Recipient authorizes State Street, in its sole discretion, at any time to charge any overdraft or indebtedness, together with interest due thereon against any balance of account standing to the credit of a Portfolio on State Street's books.

16.    MISCELLANEOUS

16.1 Notices. Any formal notice, consent, approval, acceptance, agreement or other communication given pursuant to this Service Module will be in writing and will be effective either when delivered personally to the Party for whom intended, facsimile (with confirmation of delivery), or overnight delivery services (with confirmation of delivery) (unless delivered after normal business hours, in which case it will be deemed the next Business Day), addressed to such Parties as specified below. A Party may designate a different address by notice to the other Party given in accordance herewith.

            For a BGI Recipient:     Barclays Global Investors, N.A.
                                     400 Howard Street
                                     San Francisco, CA  94105
                                     Facsimile: (415) 618-5685
                                     Attention: Chief Operating Officer,
                                                Mutual Funds

            With Copy To:            Barclays Global Investors, N.A.
                                     400 Howard Street
                                     San Francisco, CA  94105
                                     Facsimile: (415) 618-5048
                                     Attention: Global General Counsel

            For State Street:        State Street Bank and Trust Company
                                     200 Clarendon Street
                                     Boston, MA  02116
                                     Facsimile: (617) 204-8651
                                     Attention: Mike Fontaine

            With Copy To:            State Street Bank and Trust Company
                                     US IS Mutual Funds Legal Division
                                     2 Avenue de Lafayette - 2nd Floor
                                     Boston, MA  02110
                                     Facsimile: (617) 662-2919
                                     Attention: Senior Managing Counsel,
                                                Legal Department

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16.2   Survival. Notwithstanding anything to the contrary in this Service
       Module, each Party's obligations under Sections 9 and 14 hereof will continue and remain in full force and effect after the termination of this Service Module. In addition, Sections 1, 2, 3 and 5 through 16 will continue and remain in full force and effect during the period during which State Street is required to provide Disengagement Assistance with respect to the Services hereunder after termination or expiration of this Service Module.

16.3 Single Agreement. This Service Module (including any exhibits, appendices and schedules hereto), together with the iGroup Module, the License Agreements and the Master Services Agreement, including any exhibits, appendices and schedules thereto, constitutes the entire agreement between State Street and the BGI Recipient as to the subject matter hereof and supersedes any and all agreements, representations and warranties, written or oral, regarding such subject matter made prior to the time at which this Service Module has been executed and delivered between State Street and the BGI Recipient.

                            [Signature Page Follows]

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       IN WITNESS WHEREOF, the parties hereto have caused this Service Module to be executed by their respective officers thereunto duly authorized as of the day and year first written above.

iShares, Inc., on behalf of each of its STATE STREET BANK AND TRUST COMPANY series listed on Schedule 2-A


-----------------------------------      --------------------------------------
Name:                                    Name:  Joseph L. Hooley
Title:                                   Title: President and Chief Operating
                                                Officer

iShares Trust, on behalf of each of      MASTER INVESTMENT PORTFOLIO, on behalf
its series listed on Schedule 2-A.       of each of its series listed on
                                         Schedule 2-A.


-----------------------------------      --------------------------------------
Name:                                    Name:
Title:                                   Title:


BARCLAYS GLOBAL INVESTORS FUNDS, on
behalf of each of its series listed
on Schedule 2-A.


-----------------------------------
Name:
Title:

Custodial Services Service Module      11        BGI | State Street CONFIDENTIAL